UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Fourth Amendment

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Diversicare Healthcare Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	62-1559667
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1621 Galleria Boulevard, Brentwood, TN	37027
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of Each Exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market, LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Diversicare Healthcare Services, Inc., formerly known as Advocat Inc. (the “Company”) on March 29, 1995, as amended by that certain Form 8-A/A filed by the Company on December 7, 1998, (the “Form 8-A”). The Form 8-A relates to the preferred share purchase rights (the “Rights”) of the Company and the Amended and Restated Rights Agreement dated as of December 7, 1998 (the “Rights Agreement”), by and between the Company and SunTrust Bank, as Rights Agent, incorporated herein by reference as indicated on Exhibit 1. The Form 8-A is incorporated herein by reference.

Effective as of March 19, 2005, the Company’s Board of Directors approved and adopted an amendment to the Rights Agreement, dated as of March 19, 2005 (the “2005 Amendment”), a copy of which is attached hereto as Exhibit 2 and incorporated herein by reference. In the 2005 Amendment, the Company decreased the Exercise Price of the Rights under the Rights Agreement to $15, extended the Expiration Date of the Rights under the Rights Agreement to March 20, 2010, and updated the notice provision for SunTrust Bank as the Rights Agent.

The Company entered into a second amendment to the Rights Agreement, dated as of August 15, 2008 (the “Second Amendment”), a copy of which is attached hereto as Exhibit 3 and incorporated herein by reference. In the Second Amendment, the Company increased the Exercise Price of the Rights under the Rights Agreement to $50, extended the Expiration Date of the Rights under the Rights Agreement to August 2, 2018, and added a share exchange feature that provides the Company’s Board of Directors with the option of exchanging, in whole or in part, each Right (other than those of a hostile acquiring holder) for one share of the Company’s common stock.

The Company entered into a third amendment to the Rights Agreement, dated as of August 14, 2009 (the “Third Amendment”), a copy of which is attached hereto as Exhibit 4 and incorporated herein by reference. In the Third Amendment, the Company amended the definition of “Acquiring Person” to be such person that acquires 20% or more of the shares of Common Stock of the Company.

The Company entered into a fourth amendment to the Rights Agreement, dated as of May 7, 2014 (the “Fourth Amendment”), a copy of which is attached hereto as Exhibit 4 and incorporated herein by reference. In the Fourth Amendment, the Company modified the Expiration Date under the Rights Agreement to be May 15, 2014.

The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to the attached exhibits.

Item 2.	Exhibits

Exhibit 1.	Amended and Restated Rights Agreement, dated as of December 7, 1998, between Advocat, Inc. and SunTrust Bank, filed with the Company’s Registration Statement on Form 8-A/A filed on December 7, 1998, and incorporated herein by reference.

Exhibit 2.	Amendment No. 1 to the Amended and Restated Rights Agreement dated March 19, 2005, by and between Advocat, Inc. and SunTrust Bank, as Rights Agent, filed with the Company’s Registration Statement on Form 8-A/A filed on March 24, 2005, and incorporated herein by reference.

Exhibit 3.	Second Amendment to the Amended and Restated Rights Agreement dated August 15, 2008, by and between Advocat, Inc. and ComputerShare Trust Company, N.A., as successor to SunTrust Bank, as Rights Agent, filed with the Company’s Registration Statement on Form 8-A/A filed on August 19, 2008, and incorporated herein by reference.

Exhibit 4.	Third Amendment to the Amended and Restated Rights Agreement dated August 14, 2009, by and between Advocat, Inc. and ComputerShare Trust Company, N.A., as successor to SunTrust Bank, as Rights Agent, filed with the Company’s Registration Statement on Form 8-A/A filed on August 14, 2009, and incorporated herein by reference.

Exhibit 5.	Fourth Amendment to the Amended and Restated Rights Agreement dated May 7, 2014, by and between Diversicare Healthcare Services, Inc. (formerly Advocat Inc.) and ComputerShare Trust Company, N.A., as successor to SunTrust Bank, as Rights Agent.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Diversicare Healthcare Services, Inc.

By:	/s/ James R. McKnight, Jr.
James R. McKnight, Jr.
Chief Financial Officer

Date: May 8, 2014

EXHIBIT INDEX

Number	Exhibit

1	Amended and Restated Rights Agreement, dated as of December 7, 1998, between Advocat, Inc. and SunTrust Bank, filed with the Company’s Registration Statement on Form 8-A/A filed on December 7, 1998, and incorporated herein by reference.

2	Amendment No. 1 to Amended and Restated Rights Agreement dated March 19, 2005, by and between Advocat, Inc. and SunTrust Bank, as Rights Agent, filed with the Company’s Registration Statement on Form 8-A/A filed on March 24, 2005, and incorporated herein by reference.

3	Second Amendment to Amended and Restated Rights Agreement dated August 15, 2008, by and between Advocat, Inc. and ComputerShare Trust Company, N.A., as successor to SunTrust Bank, as Rights Agent, filed with the Company’s Registration Statement on Form 8-A/A filed on August 19, 2008, and incorporated herein by reference.

4.	Third Amendment to the Amended and Restated Rights Agreement dated August 14, 2009, by and between Advocat, Inc. and ComputerShare Trust Company, N.A., as successor to SunTrust Bank, as Rights Agent, filed with the Company’s Registration Statement on Form 8-A/A filed on August 14, 2009, and incorporated herein by reference.

5.	Fourth Amendment to the Amended and Restated Rights Agreement dated May 7, 2014, by and between Diversicare Healthcare Services, Inc. (formerly known as Advocat Inc. and ComputerShare Trust Company, N.A., as successor to SunTrust Bank, as Rights Agent.

5